Diomed Holdings Completes $10 Million Term Loan
Monetizes ‘777 Patent Infringement Award

ANDOVER, Mass.--(BUSINESS WIRE)—Oct. 1, 2007--Diomed Holdings, Inc. (AMEX: DIO), a leading developer and marketer of minimally invasive medical technologies, including its patented EndoVenous Laser Treatment (EVLT(R)) for varicose veins, today announced that it has entered into a $10 million senior secured term loan with Hercules Technology Growth Capital, Inc., effectively monetizing the damages award arising out of its ‘777 patent litigation.

Under the terms of the $10 million senior secured term loan, $6 million was funded at closing on September 28, 2007, with the remaining $4 million to be funded at Diomed’s option, between January 31, 2008 and March 30, 2008. The debt will bear interest at prime (currently 7.75%) plus 3.2%. No principal payments are due under the term loan until July 1, 2008, at which time 24 monthly installments of principal and interest will be paid until maturity on July 1, 2010. The loan is secured by the $14.7 million patent infringement judgment awarded to Diomed against AngioDynamics, Inc. and Vascular Solutions, Inc. in May 2007, as well as the assets of Diomed and its subsidiaries. In addition, Diomed has issued a warrant to Hercules to acquire approximately 87,000 shares of its common stock with an exercise price of $0.70 per share.

"We are extremely pleased to complete this financing transaction with Hercules," remarked David B. Swank, Chief Financial Officer of Diomed Holdings, Inc. "By monetizing the award from our ‘777 patent infringement actions in the form of a term loan, we have effectively accelerated the receipt of the award and converted it to available cash."

"The completion of our latest financing transaction supports our strategy to drive market share growth in the endovenous laser treatment of varicose veins," commented James A. Wylie, Diomed's President and Chief Executive Officer. "With strong assets that include proven intellectual property, leading edge technology, a comprehensive product portfolio, as well as a strong capital structure, we believe we have all the components necessary to continue to accelerate growth of both sales and market share."

In connection with the completion of the secured term loan, Diomed negotiated and received consents from the holders of its outstanding convertible debentures due 2008, as well as from the holders of outstanding shares of its exchangable preferred stock issued in 2006. In exchange for their consents, the debenture holders received a junior security interest in the assets of Diomed and its subsidiaries, and the preferred shareholders will receive additional common stock issuable on future conversions of their preferred shares. By operation of existing contractual rights, holders of the outstanding convertible debentures, as well as the holders of certain outstanding warrants, will become entitled to acquire additional shares of Diomed’s common stock on the conversion or exercise of those securities. In the aggregate, the additional shares of Diomed’s common stock that may become issuable as a result of the loan transaction and the negotiation of the required consents approximate 14% of Diomed’s shares outstanding on a fully diluted basis.

Mr. Swank further commented, “Although we would have preferred to avoid any dilution to our current stockholders, we believe that dilution from the current transaction is significantly less than what we were likely to incur in an outright sale of common shares in a PIPE or similar equity financing.”

Complete details regarding the secured term loan and the terms on which Diomed obtained the required consents of the holders of its outstanding convertible debentures and exchangeable preferred shares will be included in a Form 8-K being filed with the Securities and Exchange Commission on October 1, 2007.

About Diomed

Diomed develops and commercializes minimal and micro-invasive medical procedures that use its proprietary laser technologies and disposable products. Diomed's EVLT(R) laser vein ablation procedure is used in varicose vein treatments. Diomed also provides photodynamic therapy (PDT) for use in cancer treatments, and dental and general surgical applications. The EVLT(R) procedure and the Company's related products were cleared by the United States FDA in January of 2002. Along with lasers and single-use procedure kits for its EVLT(R) laser vein treatment, the Company provides its customers with state of the art physician training and practice development support. Additional information is available on the Company's website: www.evlt.com.

EVLT(R) is a registered trademark of Diomed Inc., Andover, MA.

Safe Harbor

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with trends in the products markets, reliance on third party distributors in various countries outside the United States, reoccurring orders under OEM contracts, market acceptance risks, technical development risks and other risk factors. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Our 2006 Annual Report on Form SEC 10-KSB (the "Annual Report") contains a discussion of certain of the risks and uncertainties that affect our business. We refer you to the "Risk Factors" on pages 19 through 34 of the Annual Report for a discussion of certain risks, including those relating to our business as a medical device company without a significant operating record and with operating losses, our risks relating to our commercialization of our current and future products and applications and risks relating to our common stock and its market value. Diomed disclaims any obligation or duty to update or correct any of its forward-looking statements.

SOURCE: Diomed Holdings, Inc.

Diomed Holdings, Inc.
Christopher J. Geberth, 866-4DIOMED
VP Finance
cgeberth@diomedinc.com

or
Burns McClellan, Investor Relations
Carney Noensie, 212-213-0006
cnoensie@burnsmc.com